Exhibit 10-C

Notice of Grant of Award and Award Agreement	Shoe Carnival, Inc. ID: 35-1736614 8233 Baumgart Road Evansville, IN 47725

[Name and Address of Optionee]	Award Number: Plan: ID:	2000

Effective [Grant Date], you have been granted a restricted stock award of [Number of Shares] shares of Shoe Carnival, Inc. (the Company) common stock. The value of the award on the date of grant is $[Value of Award]. The shares are restricted until the Company meets certain performance targets. While the shares will be registered in your name and you will have the right to vote the shares and to receive dividends, the shares will be held by the Company until the restrictions lapse. The shares may not be sold, assigned, transferred, pledged, or otherwise encumbered until the restrictions lapse. If you cease to maintain Continuous Service by reason of retirement, any shares still restricted on the date of your retirement will automatically be forfeited. In the event of a Change in Control, all shares shall become fully vested. During the term of the award, the restrictions will lapse with respect to the specified number of shares on March 31 of each year if the performance target with respect to such shares is met during the prior fiscal year. The award will expire on [Expiration Date] and any shares still restricted will be forfeited and returned to the Company. The vesting schedule and performance targets are identified below.

Shares         Performance Targets

By your signature and the Company's signature below, you and the Company agree that this award is granted under and governed by the terms and conditions of this Award Agreementand the Company's 2000 Stock Option and Incentive Plan as amended, which is attached and made a part of this document.

Shoe Carnival, Inc.	Date

[Name of Optionee]	Date